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                             EMPLOYMENT AGREEMENT
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     THIS AGREEMENT, made this 14th day of May, 1997, is by and between
Cornelius H. Lansing (hereinafter "Employee") and IBAH, Inc., a Delaware corporation with a principal place of business at 512 Township Line Road, Blue Bell, Pennsylvania 19422 (hereinafter "Employer").

     WHEREAS, Employer desires to employ Employee, and Employee desires to be employed by Employer; and

     WHEREAS, both parties wish clearly to define and clarify all terms and conditions of the employment relationship; and

     WHEREAS, both parties wish to avoid any disputes over any terms and conditions of the employment relationship, and to insure that any such disputes are resolved expeditiously and inexpensively through arbitration instead of litigation; and

     NOW THEREFORE, INTENDING TO BE LEGALLY BOUND, in consideration of the mutual covenants contained herein, it is hereby agreed as follows:

1.   Position.  Employer agrees to employ Employee in the position of Chief
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Financial Officer.   Employee shall perform such duties and accept all
responsibilities incidental to and commensurate with his position with Employer or as may be assigned to him by Employer. Employee shall cooperate fully with his Employer and not perform any duties or responsibilities which would in any manner, directly or indirectly, limit or affect the ability of Employee to perform the duties and responsibilities assigned to Employee by Employer.

2.   Compensation.  Employer agrees that for performing the duties of Chief
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Financial Officer, it will pay Employee a base salary of $170,000 per year, less any applicable withholdings or deductions (the "base salary"). Employee shall be eligible for merit increases of his base salary on the anniversary date of his employment. Employee shall also be eligible to participate in the Employer's bonus and option plan for management employees (the "Plan"), according to its terms and as may be modified from year to year by the Board of Directors.

3.   Housing and Moving.   Employer agrees to provide Employee with (i)
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reasonable mutually agreed upon rental costs of an apartment or home in
Pennsylvania, before Employee closes on the purchase of a home in Pennsylvania, for up to six (6) months; and (iii) reasonable and mutually agreed upon closing costs on his home in Connecticut and new home in Pennsylvania.

4.   Options.  In addition to any stock options Employee may receive under the
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Plan, Employee shall be entitled to a one-time grant of stock options for
100,000 shares of the Employer's stock, subject to the approval of the Board of Directors.
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5.   Additional Benefits.  In addition to the compensation set forth above,
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Employee shall be entitled to three (3) weeks of vacation per calendar year, with additional days for years of service pursuant to the standard policy of the Employer. Employee shall also be entitled to participate in any of the
Employer's standard benefit policies or plans according to their terms.   These
policies and plans may be modified or terminated from time to time by the Employer, but not retroactively. The written terms of the policies or plans shall govern any questions of eligibility, coverage, or duration of coverage.

6.   Employment-at-Will/Notice.  This employment shall be on an at-will basis.
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Either the Employer or the Employee may terminate the employment for any legal
reason or no reason during the term of this Agreement.   If the Employer
terminates the employment without cause (fraud, theft or misconduct) and due to a change in control of the Employer, including merger or acquisition, the Employer shall pay the Employee his base salary for twelve months after the termination of employment (the "Severance Payments"), provided however, that Employee shall execute a release of all claims against Employer prior to being entitled to the Severance Payments.

7.   No Prior Restriction.  Employee warrants that he is not restricted by any
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restrictive covenant or confidentiality agreement from any prior employment from performing all of the duties required by this Agreement. Should a prior employer assert that Employee is so restricted, the Employee shall indemnify, defend, and hold harmless the Employer from any reasonable attorneys' fees or costs incurred in defending such claims and any damages resulting either from final judgment or reasonable settlement of any such claims.

8.   Covenant Not to Compete.  Employee agrees that during the period of
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employment and for one (1) full year after termination thereof for any reason, he will not, directly or indirectly, engage in or be connected to as an officer, director, employee, consultant, partner, principal, agent or representative, any Clinical Research Organization ("CRO") in any capacity similar or related to the Employee's duties for the Employer. The Employee further agrees that any breach of this clause shall be deemed to have caused Employer immediate and irreparable injury, and the Employer shall have the right to proceed directly to any court of competent jurisdiction and seek both injunctive relief and damages notwithstanding paragraph 12 hereof. It is recognized by Employee that the business of Employer, and Employee's connection therewith, is or will be international in scope, and that geographical limitations on this Covenant Not To Compete are therefore not appropriate.

9.   Confidentiality.  Employee will not at any time, whether during or after
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the termination of his employment, reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business, or finances of the Employer. Confidential information or trade secrets includes, but is not limited to, operating procedures, salary structure/compensation information, pricing strategies, investigator lists, budgets and other related data, computer software, databases and programming, data files, client lists and related information, financial information and
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projections, inventions, know-how, products, services, techniques and any other information which, if divulged to a third party could have an adverse impact on the Employer, or on any third party to which the Employer owes a confidentiality obligation, except as may be required in the ordinary course of performing his duties as an employee of the Employer.

     Further, Employee understands that client companies disclose confidential information to the Employer and that the Employer agrees, in writing, to maintain the confidentiality of this information. Employee will not at any time, whether during or after the termination of his employment, reveal to any person or entity any trade secrets or confidential information concerning the organization, business or finances of any third party or client to which the Employer owes a confidentiality obligation.

10.  Developments.  If at any time or times during his employment, the Employee
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(either alone or with others) makes, conceives, creates, discovers, invents or reduces to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, whether or not patentable or registrable under copyright, trademark or similar statutes (including but not limited to the Semiconductor Chip Protection Act or subject to analogous protection) (herein called "Developments") that (a) relates to the business of the Employer or any customer of or supplier to the Employer or any of the products or services being developed, manufactured or sold by the Employer or which may be used in relation therewith, (b) results from tasks assigned me by the Employer or (c) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Employer, such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Employer and its assigns, as "work made for hire" or otherwise, and Employee shall promptly disclose to the Employer (or any persons designated by it) each such Development and, as may be necessary to ensure the Employer's ownership of such Developments, Employee hereby assign any rights (including, but not limited to, any copyrights and trademarks) he may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Employer and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Employer.

     Employee will, during his employment and at any time thereafter, at the request and cost of the Employer, promptly sign, execute, make and do all such deeds, documents, acts and things as the Employer and its duly authorized agents may reasonably require:

     (a) to apply for, obtain, register and vest in the name of the Employer alone (unless the Employer otherwise directs) letters patent, copyrights, trademarks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and
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     (b)  to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection.

     In the event the Employer is unable, after reasonable effort, to secure his signature on any application for letters patent, copyright or trademark registration or other documents regarding any legal protection relating to a Development, whether because of the physical or mental incapacity of Employee or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by the Employee.

11.  Debarment.  Employee represents that he has never been (i) debarred or
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convicted of a crime for which a person can be debarred under 21 U.S.C. (S)335a
((S)"335a") nor (ii) threatened to be debarred or indicted for a crime or otherwise engaged in conduct for which a person can be debarred under (S)335a. Employee will promptly notify the Employer in the event of any such debarment, conviction, threat or indictment occurring during the term of his employment with the Employer.

12.  Arbitration of Disputes.  All disputes arising out of or concerning the
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interpretation or application of this Agreement, including without being limited to any claims that the application of this Agreement or the termination of the employment relationship established by this Agreement violates any federal, state, or local law, regulation, or ordinance shall be resolved timely and exclusively by arbitration pursuant to the rules of the American Arbitration Association, except as provided below. Arbitration must be demanded within one hundred and twenty (120) calendar days of the time when the demanding party knows or should have known of the event or events giving rise to the claim. The arbitration opinion and award shall be final and binding on the parties and enforceable by any court of competent jurisdiction. The parties shall share equally all costs of arbitration excepting their own attorneys fees (unless and to the extent ordered by the arbitrator(s) to pay the attorneys' fees of prevailing party).

     The parties recognize that this paragraph means that certain claims will be tried before an impartial arbitrator or panel of arbitrators instead of before a court and/or a jury, but desire the many benefits of arbitration over court proceedings, including speed of resolution, lower costs and fees,and more flexible rules of evidence. The arbitrator or arbitrators duly selected pursuant to the AAA Rules shall have the same power and authority to order any remedy for violation of a statute, regulation, or ordinance, as a court would have; and shall have the same power to order discovery as a federal district court has under the Federal Rules of Civil Procedure.

     This clause is intended by the parties to be enforceable under the Federal Arbitration Act. Should it be determined by any court of competent jurisdiction that the Act does not apply,
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then it shall be enforceable under the arbitration statute of the Commonwealth of Pennsylvania.

13.  Employer Property.  All documents and other materials made, compiled by or
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made available to Employee during the course of his employment and all copies thereof in any form, whether or not they contain confidential information, are and shall be the exclusive property of the Employer and shall be returned/delivered to the Employer immediately upon termination of his employment.

14.  Direct Court Access.  Notwithstanding paragraph 12 above, the Employer may
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proceed directly to any court of competent jurisdiction should the Employee breach paragraphs 8, 9 or 10 above and that breach cause irreparable injury to the Employer.

15.  Integration/Modification.  This Agreement constitutes the entire integrated
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agreement between the parties, and supersedes any prior or contemporaneous statements, representations, warranties, understandings or inducements of any kind. This Agreement may be modified only by a writing signed by the parties and stating that it modifies this Agreement.

16.  Applicable Law.  This Agreement shall be interpreted and enforced under the
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laws of the Commonwealth of Pennsylvania, except where otherwise provided.

17.   Severability/Survival.  Should any paragraph or portion thereof be found
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illegal or unenforceable to any extent or degree by any court of competent jurisdiction, this shall not effect the validity and enforceability of the remaining paragraphs hereof. The obligations of this Agreement shall survive and continue even after the termination of the employment covered by it.

IBAH, Inc.


By:  /s/ Geraldine A. Henwood          /s/ Cornelius H. Lansing
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    Geraldine A. Henwood              Cornelius H. Lansing
    Chief Executive Officer